Conference Call Script
3rd Quarter 2020 Results
Tuesday, October 20, 2020
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Sarah, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period and nine months ended September 30, 2020.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [operator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [operator instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:

•    the ever-changing effects of the COVID-19 pandemic on economic and market conditions and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic;

•    changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;

•    the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers’ operations and financial condition;

•    the competitive nature of the financial services industry;

•    the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);

•    the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;

•    uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,

•    changes in accounting standards, policies, estimates or procedures.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 3rd quarter 2020 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.

A reconciliation of the non-Generally Accepted Accounting Principles or (“GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:

Thank you, Sarah.

Good morning everyone.

Recently, we announced that John Rogers retired as our CFO. He joined Peoples in 2015, and contributed a great deal to our organization. On October 1st, Katie Bailey was promoted to CFO. Katie has been with the bank since 2011. She brings a high level of financial expertise, including five years in a Big 4 accounting firm and nearly ten years with Peoples. This has been a smooth transition, and we are excited for her future here.
During the third quarter, we also completed the acquisition of the premium finance company on July 1st. We see potential within this new line of business to expand our services and generate additional growth.

As for our results, this morning we released our third quarter earnings. We had diluted EPS of:

•    $0.51 for the quarter, compared to $0.23 in the linked quarter; and,

•    $0.70 for the first nine months of 2020, compared to $1.91 for 2019.

We recognized non-core items during the quarter related to several matters. We had:

•    Acquisition-related expenses of $1.3 million, which reduced diluted EPS by 5 cents;

•    Additional income tax expense of $575,000, negatively impacting diluted EPS by 3 cents;

•    COVID-related costs of $148,000, negatively impacting diluted EPS by 1 cent; and,

•    An insurance income revenue recognition adjustment of $591,000, positively impacting diluted EPS by 2 cents.

For the first nine months of 2020, our non-core items were:

•    Acquisition-related costs of $1.4 million, which reduced diluted EPS by 6 cents;

•    COVID-related costs of $1.2 million, negatively impacting diluted EPS by 5 cents;

•    Pension settlement charges totaling $1.1 million, which reduced diluted EPS by 4 cents; and,

•    Additional income tax expense of $863,000, negatively impacting diluted EPS by 4 cents.

As it relates to our participation in the Paycheck Protection Program, we had a small amount of growth in PPP loan balances during the quarter, which totaled $460 million at the end of September. The SBA began accepting applications for forgiveness late in the third quarter, but we have not yet received any forgiveness proceeds. The timing of when we will receive forgiveness proceeds from the SBA remains hard to predict.

During the third quarter, we recognized income of $1.9 million on the amortization of the net deferred loan fees and costs from the PPP loans. At September 30, 2020, we had $11.6 million of remaining net deferred loan fees and costs, which will be recognized as income through the maturity of the loans or forgiveness by the SBA.

We have had some success in expanding our relationships with PPP clients through the cross-selling of our products and services. At September 30, 2020, we had new deposit accounts totaling $50 million and $24 million of loans relating to these PPP clients. We also added approximately $250,000 in annual fee revenue related to the PPP clients.

Through our partnership with JobsOhio, we were able to assist 176 small businesses in Ohio with approximately $10 million in loans. This positively impacted over 2,000 jobs in Ohio.

Moving onto credit, our provision for credit losses declined $7.1 million compared to the linked quarter.

•    We believe we were early in identifying the need for additional allowance for credit losses during this economic cycle.

•    We have been using the most recently published economic factors each quarter to ensure we reflect the current outlook when estimating our allowance.

•    The increases in the allowance for credit losses during the first two quarters of the year did not reflect any belief that our portfolio had deteriorated, but rather, were based on the economic assumptions at those period ends.

As of the end of September, the economic outlook from Moody’s had improved, thus, causing us to reduce our provision for credit losses.
•    We did recognize a specific reserve of $1.9 million during the third quarter related to one credit that had been impacted by COVID.

•    This commercial client is a music publisher that mainly works with schools and churches, and was impacted by the shutdown and ongoing effects of the pandemic.

o    The company is over 125 years old and is managed by the fifth generation of the family.

We have not seen the escalation of delinquencies and credit deterioration at this point that we had expected related to the pandemic. While we do anticipate seeing some deterioration, the impact has been minimal thus far.

Regarding loan modifications, early in the pandemic, we proactively completed some modifications to provide clients cash flow relief and help them preserve liquidity.

•    As a result, total loan balances that were on COVID-related modifications at June 30, 2020 were $529 million.

•    At the end of September, the balance of loans that remained on COVID-related modifications totaled $14 million, representing less than a half of a percent of our outstanding loan balances.

o    The breakdown of the outstanding loans on payment deferral plans as of September 30, 2020 included $5 million in consumer loans and $9 million in commercial loans.

•    While we are processing additional requests for payment relief, we expect the aggregate COVID-related loan modifications to increase slightly at year-end to comprise around 1% of our outstanding loan balances.

o    The increase is being driven by additional relief in the lodging industry portfolio, which accounts for 60% of the dollars requested for additional payment modification.

•    Most of the early-stage COVID-related modifications have expired, and the majority of our customers are now making their normal payments.

The only part of our portfolio in which clients have requested additional deferments beyond six months has been the lodging industry, which has been heavily impacted by the pandemic.

•    Our total exposure to the lodging industry was $82 million at the end of September, which excludes $2 million of PPP loans.
o    We have provided payment relief to 80% of the lodging portfolio.

o    This portfolio consists primarily of 13 properties and has an average loan-to-value ratio of 64%.

o    10 of these properties are flagged, meaning they are part of a national franchise.

o    Two of the properties that are not flagged consist of cabin rentals, which have performed relatively well during the past 5 months.

o    The guarantor liquidity is strong on half of the properties within the lodging portfolio.

o    Additionally, the top 3 relationships within the portfolio account for 70% of the total exposure.

o    We have one classified relationship in this portfolio, which was performing satisfactory prior to COVID, however, the sponsors of the project have two existing properties at other institutions that were already struggling pre-pandemic. The pandemic has further stressed global cash flow for this specific operator, which led to the downgrade.

Excluding $60 million of PPP loans, our exposure to restaurants was $169 million at September 30, 2020.

•    We had approximately $114 million in total deferments to restaurant operators granted due to the pandemic.

•    Of the $114 million, approximately $95 million of the deferments ended in June and July, followed by another $15 million in August.

•    Most of our exposure is related to McDonalds franchises, for which we granted a blanket deferral at the beginning of the pandemic.

•    Since then, the majority of the McDonalds franchise owners have resumed contractual payments, and most of the deferments ended in July.

Excluding PPP loans, our non-McDonalds franchise restaurants accounted for $34 million of our total restaurant portfolio exposure at September 30, 2020.

•    In total, this portfolio accounted for $8 million of the $114 million in total deferments to restaurant operators that we provided.

•    The non-McDonalds franchise restaurants include $5 million in loans with a government guarantee enhancement. These specific clients benefited from the CARES Act, as funding was used to support the customers’ principal and interest payments for the past six months.

•    Additionally, we provided over $27 million in PPP loans to these non-McDonalds franchise restaurants.

•    At September 30, 2020, we had two loans remaining on active deferment, with $2 million in outstanding balances.

•    We have had many success stories related to the actions of our employees working with our clients.
Our delinquency rates continue to be a positive for us.

•    At the end of September, 99.2% of our total loan portfolio was considered “current” compared to 98.6% at December 31, 2019.

•    We see the third quarter trend of low delinquencies, expired modifications and a low net charge-off rate as positives for the period.

Our quarterly annualized net charge-off rate was 8 basis points, compared to a 5 basis point net recovery rate for the linked quarter and 11 basis points net charge-off rate for the third quarter of last year.
•    Our net recovery rate for the linked quarter was related to the $750,000 recovery we recognized on a previously charged-off commercial relationship.

•    We continue to see relatively low net charge-off rates as we have not yet experienced a high rate of delinquencies related to the pandemic.

We have been actively reviewing our loan portfolio for potential credit issues. This process has not uncovered a significant amount of issues, and we will continue to be proactive in our credit management processes, as we have been in the past.

We did have an uptick in downgrades during the quarter, which were mostly related to the pandemic.

•    During the third quarter, criticized loans increased $17.7 million, while classified loans grew $9.4 million.

•    COVID-related downgrades during the quarter accounted for $17.5 million of the increase in criticized loans and $9.2 million of the classified loans increase compared to June 30, 2020.

•    The downgrades was primarily related to one hotel operator and three commercial relationships.

•    On a positive note, we were able to move some previously troubled credits out the door, as well as upgrade a few credits during the third quarter.

We are not overly concerned at this point based on our credit reviews, delinquency levels and reduced modification requests.

For the quarter, excluding PPP and premium finance loans, our total loan portfolio was relatively flat compared to the linked quarter-end.

•    We had a record quarter in production for our consumer indirect loans, which grew 37% annualized.

•    This growth was partially offset by the impact of the low interest rate environment resulting in paydowns on our residential real estate loans, which were down 15% annualized.

•    While we have recently had strong indirect loan growth, this type of lending is seasonally slower in the fourth quarter of each year.

Additionally, our commercial loan balances were down $9.3 million compared to June 30, 2020, as our production was at the same annualized rate as last year, but was muted due to payoffs.

•    We had $21 million paid off due to companies being sold, while another $21 million was paid off due to pricing and structure that we would not match.

Also limiting our loan growth has been the low utilization rates of commercial lines of credit recently.

•    Our commercial line of credit utilization was 37.8% at the end of September, compared to 55.2% at year-end.

•    Based on available balances, that equates to approximately $67 million of available credit not being used that had been previously.

Moving onto the income statement, we executed plans during the quarter to garner future expense savings.

•    We have made organizational changes in recent months to create future efficiencies that will result in a reduction in our ongoing costs.

•    We have eliminated management positions that we found to be redundant within our structure.

•    These changes will result in approximately $2 million in annual savings in our run rate of expenses starting on October 1, 2020.

In connection with these efficiencies, we incurred non-core severance costs during the third quarter of 2020 of $192,000. We will also have non-core costs in the fourth quarter of 2020 of approximately $680,000 related to severance.

We continually evaluate our structure and determine the most effective delivery of services to clients. At this time, we do not see any significant expense reduction opportunities related to our branch footprint. During the last decade, we have closed 26 branches and only opened one location that was not related to an acquisition.
While we have no current plans to change our branch network structure, we have seen many competitor closures across our footprint and view this as a benefit. For example, years ago we were in towns that had three branches of diverse banks and now we are the only one left. We hope to capitalize on this market opportunity in future periods.
We remain committed to continually evaluating our expense base and looking for opportunities to become more efficient.

I would like to welcome Katie to the call, and she will provide additional details around our financial performance.

Ms. Katie Bailey:

Thank you, Chuck. I am excited to participate on the call today. For those of you whom I have not yet had the pleasure of meeting, I look forward to doing so in the near future.

As it relates to our results for the quarter, many of our financial metrics improved during the third quarter compared to the linked quarter. We had stable net interest income and considerable non-interest income growth.

Our return on average assets and return on average stockholders’ equity each more than doubled compared to the linked quarter. While they are still lower than the third quarter and first nine months of 2019, most of the decline was due to our higher provision for credit losses and non-core costs recognized.

Pre-tax pre-provision ROA declined compared to the linked quarter and prior year quarter as we recognized additional non-core costs during the third quarter. On a year-to-date basis, pre-tax pre-provision ROA also decreased due to the continued impact of the low interest rate environment on net interest income.

The reported efficiency ratio increased compared to the linked quarter and prior year quarter as we recognized higher non-core costs. We also had higher FDIC insurance, net occupancy and electronic banking expenses compared to the linked quarter, which contributed to the overall increase in both the reported and adjusted efficiency ratio.

For the first nine months of 2020, the reported efficiency ratio improved, while the adjusted efficiency ratio increased 84 basis points. The increase in the adjusted efficiency ratio was largely driven by the decline in net interest income.

Net interest income improved during the quarter, with growth of 1% over the linked quarter.

•    Net interest margin declined 5 basis points compared to the second quarter, due primarily to lower accretion income from acquisitions and the low yield on the PPP loans, partially offset by the addition of the premium finance business.

Compared to the third quarter of 2019, net interest income was down only 2%, which reflects the repricing of most of our variable rate loans within the portfolio.

•    We have cut deposit interest expense by $3.5 million, and added some savings on our borrowings expenses as well.

•    At the same time, net interest margin declined 52 basis points as loan yields have been impacted by the recent low rate environment, while investment yields have declined due to prepayments.

•    We have worked proactively to reduce our deposit costs, which were down 7 basis points to 27 basis points during the quarter, and declined 47 basis points compared to the third quarter of 2019.

For the first nine months of 2020, net interest income declined 1%, while net interest margin was down 47 basis points. The combination of lower loan and investment yields drove the decrease, while our reduction in deposit costs partially offset the impact.

Accretion income, net of amortization expense, declined during the quarter to $547,000, and totaled $2.6 million year-to-date.

•    We experienced an elevated level of payoffs in recent months, impacting the accretion recognized.

•    We also recorded additional premium amortization of $246,000 related to the premium finance acquisition, and anticipate it being fully amortized by January 2021, due to the short-term nature of the underlying loans.

Accretion income added 5 basis points to net interest margin for the quarter, and 8 basis points for the first nine months of 2020. Comparatively, accretion income added 9 basis points for the second quarter of 2020.

Fee-based income, which we consider non-interest income, excluding gains and losses, grew 14% compared to the linked quarter, and 3% compared to the prior year quarter.
•    Much of the growth during the quarter was related to mortgage banking income, which benefited from the low interest rate environment.

•    We had a record quarter in mortgage production, most of which we sell to the secondary market resulting in the higher mortgage banking income.

•    We also saw increased deposit account service charges, electronic banking, and trust and investment income, which more than offset the declining swap fee income compared to the linked quarter.

•    During the quarter, we recorded an additional $591,000 of insurance income related to the timing of the recognition of revenue related to contracts.

o    This was a one-time adjustment and we do not anticipate recognizing this type of adjustment in the future.

Compared to the third quarter of 2019, we saw growth in mortgage banking, trust and investment, insurance, and electronic banking income. These increases more than offset the $1.7 million total decline in deposit account service charges and swap fee income.

During the first nine months of 2020, fee-based income declined 1%.

•    Higher mortgage banking and electronic banking income was offset by lower deposit account service charges, insurance income and the $787,000 of additional income we recorded in 2019 related to the sale of restricted Class B Visa stock.

Fee-based income improved to 32% of total revenue for the third quarter, compared to 30% in the linked quarter and 31% for the prior year quarter.

Total non-interest expense grew 8% compared to the linked quarter, and was 4% higher than the prior year quarter.

•    Most of the growth during the quarter was related to the non-core costs recognized, which Chuck previously mentioned, coupled with higher FDIC insurance, net occupancy and electronic banking expense.

For the first nine months of 2020, total non-interest expense declined 3% compared to 2019, and was flat excluding non-core costs.

Core deposits, which exclude CD balances, grew 1% compared to the linked quarter-end.

•    There was an influx of savings and governmental deposits, which partially offset a reduction in money markets and non-interest bearing deposits.

•    Some of the impact to the quarter represented seasonally higher balances, but we continue to see our clients maintaining higher than normal balances through the pandemic.

Demand deposits were 42% of total deposits at quarter-end, which is consistent with June 30, 2020 and an increase from 40% at year-end.

Our capital levels remain strong.

•    We continue to maintain regulatory capital that is above requirements, and is considered well capitalized.
•    We continued to repurchase shares during the third quarter, totaling $5 million.

•    We believe that our stock price, and capital position, have made it advantageous for us to repurchase shares in recent months.

•    We anticipate that we will continue to repurchase shares at a similar pace in the fourth quarter, as our program and market conditions allow.

As far as future repurchases, we are continually monitoring and stressing our capital levels to determine the most appropriate action to take. We believe that improving shareholder value is important, but will not risk our strong capital position to do so.

As it relates to CECL, our allowance for credit losses stood at:

•    1.67% of total loans at quarter-end, compared to 1.62% at June 30, and 0.75% at year-end.

•    Our allowance grew 7% compared to the linked quarter-end .This growth was mostly related to the specific reserve on the credit Chuck mentioned earlier, coupled with the allowance related to the acquired premium finance loans.

•    Our allowance for credit losses to gross loans was negatively impacted by 26 basis points at September 30, 2020, due to the PPP loans for which there was no related allowance for credit losses.
The economic forecast used within our CECL model has improved, with unemployment and GDP improving at a quicker pace than previously forecast by Moody’s. Therefore, absent the specific reserve and acquired premium finance loans, our allowance for credit losses would have been relatively unchanged compared to June 30.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thanks, Katie.

Our branches remain open, our modifications have slowed, and we see growth opportunities within the premium finance line of business, branch footprint and PPP clients.

•    Our number of client households continued to grow each month, and has increased in each of the last seven months, despite the impact of the pandemic.

•    We have built a successful go-to-market proposition, including banking, insurance and investment services, with which we have had positive execution.

We continue to support our communities. We have gathered over $300,000 so far this year in donations to support foodbanks across our footprint.

•    This includes amounts provided by our Foundation, Peoples Bank, associate donations and third-party matching contributions.

•    We anticipate these groups giving $400,000 to food banks by year-end.

•    This year our efforts to support hunger awareness will represent about one-third of our overall contributions to our communities.

Our modifications have diminished, and we are seeing most of our clients paying timely on their loans.

•    While we still anticipate some sort of future impact on our credit quality metrics from the pandemic, our recent reviews of the loan portfolio bring us a better understanding of the current impact.
•    While we do have some exposure in the lodging industry, and we experienced some credit downgrades during the quarter, the low delinquency rate and significant decline in modifications are positives.

We continue to do a deep dive into the loan portfolio to ensure that we get ahead of any issues. Our credit team is working hard to ensure that we make prudent credit decisions.

During the quarter, we had many successes, including:

•    The successful completion of our premium finance company acquisition;

•    Continued increases in our number of client households each month;

•    Record quarterly consumer indirect and mortgage lending production;

•    Considerable growth in fee-based income; and,

•    Execution of our strategic priorities to reduce expenses in future periods.

While our commercial loan growth has been diminished by payoffs in recent periods, we are optimistic that the fourth quarter production will be more positive than in prior quarters.

Earlier this morning, we also approved an increase to our dividend rate to $0.35 a share. We make it a priority to provide a solid return for our investors, and have capital levels that allow us to do so.

In closing, we continue to monitor our loan portfolio closely during the pandemic. We are open for business, and pursuing growth opportunities as they arise. We feel as though we got ahead of the COVID-related credit crisis by increasing our allowance and using timely economic forecasts.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Question and Answer Session
[Facilitator instructions and questions]

Operator: Our first question comes from Scott Siefers with Piper Sandler.

Mr. Scott Siefers: First question, and Katie, welcome to the call and congratulations.

Ms. Katie Bailey: Thank you.

Mr. Scott Siefers: First question, I guess, is on the margin. Generally speaking, how did you guys think it held up relative to your expectations? I guess from my standpoint, maybe I would have thought with the introduction of the premium finance, it might have held in a bit. Just curious how things sort of came in relative to your expectations and where you think it might track here as we move forward.

Ms. Katie Bailey: Yes, I think it held in pretty well for the quarter on a core perspective. So as you know, PPP has been a slight drag on the margin side given the rates of those loans there, and then as we noted in the call, accretion was down about 4 basis points quarter-to-quarter. So if you adjust for those two items, we were actually up, and much of that increase was due to the premium finance acquisition that we did. So I think on the core side it was relatively stable. We have expected maybe a little compression, but we're happy with where it came in.

Mr. Scott Siefers: Okay, perfect. And all in, there are a couple of moving parts in the margin due to the PPP; what do you guys feel like the net impact in terms of margin rate is from PPP, between, I guess, the deferred fees that are getting recognized and just the -- them being in at such a low rate and yield?

Ms. Katie Bailey: Yes, I think it's around 2.5%, is what those are yielding. As you know, the 1% on the loan and then with the fee, it's somewhere in the 1.5%, incremental to the 1%. So on average I'd say about 2.5% for the quarter.

Operator: Our next question comes from Steve Moss with B. Riley Securities.

Mr. Steve Moss: Chuck, just on the credits that were downgraded this quarter, kind of curious as to what industry types you saw the downgrades in criticized and classified this quarter?

Mr. Chuck Sulerzyski: Just kind of a combination of things. The hotel was a big piece of it, a construction company, and then the account referenced in the script, which is kind of a unique company that did sheet music. Those were the big pieces.

Mr. Steve Moss: Okay, that's helpful. And then in terms of the restructuring of the hotel loans that you're doing, just kind of curious what terms you're offering and how long you're looking to restructure those loans?

Mr. Chuck Sulerzyski: Yes, we're kind of 12 months interest only, but the vast majority of that portfolio we feel really good about. It's $82 million in total. We've got about $72 million outstanding. There's less than $10 million of it that we're really worried about.

Mr. Steve Moss: Okay, great. And then I guess if I could follow up on the margin here, it's holding up well on a core basis; just kind of curious, do you expect a little bit more -- do you expect some pressure here going forward just given the lower rate environment, or do you think you can hold the core margin steady here?

Ms. Katie Bailey: Yes, I think we expect slight compression as we proceed, given the investment book. We'll continue to reprice in the level of prepayment we see in that portfolio, and then some repricing in the loan portfolio, but not to the extent that we've seen to date.

Operator: Our next question comes from Michael Perito with KBW.

Mr. Michael Perito: I had a couple I wanted to hit. Just to follow up on the credit question, just -- Chuck, I was curious if you could give just a little bit of maybe of a holistic view of your credit outlook today. I mean, from our perspective, there's quite a few things to consider, right? I mean, obviously we had a lot of government intervention over the last six months. Deferrals have come down dramatically, and I think the stimulus aspect of the equation is pretty uncertain right now, but it seems like on the ground level things are trending fairly well, and I guess, just would be curious if you could maybe give a little bit more detail about how you're viewing the credit outlook as we try to kind of right-size our forward provisioning expectations and look at where the reserve may trend from this third quarter level?

Mr. Chuck Sulerzyski: I would say in general we feel very good. Consumer is really doing well, both in terms of new business and the quality of the credit and the delinquencies. We've come in with less than 0.5% in modifications right now; I think that's really quite exceptional. If we look at the portfolio, we like the construction of our portfolio; we think there's a lot of diversification in there. We -- both between consumer and commercial, between C&I and CRE, we think we're in the right categories in general in CRE. And we're pretty optimistic that our relative credit performance is going to be strong. Having said that, I think everybody will get scuffed up a little bit as we go through the next -- as we go through 2021.

Mr. Michael Perito: Okay. Do you foresee the -- and I do realize this is an extremely difficult question, but do you foresee the outcome of the election and the stimulus that could potentially go either way having a dramatic impact on how you -- the Moody's forecast and how you would think about your reserve at this point, or do you think that there's quite a bit of qualitative buffer built in that should hopefully reduce some of that volatility that you guys -- from provision that you've already incurred?

Mr. Chuck Sulerzyski: I'm not commenting about the election. I can tell you that much. I mean, more stimulus is going to help the consumer, help the businesses. It's actually -- I think the stimulus that we have experienced has pretty much passed, and I think things are hanging in pretty well. So I would tell you that we're doing much better on October 20 than I thought we would have been doing when we spoke in the April earnings call.

Mr. Michael Perito: Got it. Helpful. Two more quick ones: Just one, how comfortable, or how large should we think about the premium finance book getting on a relative basis to the total loan portfolio in terms of your comfort level of how big that portfolio could become?

Mr. Chuck Sulerzyski: Well, we like the business. I think the difference between us and the previous owner is I think they were starving it. They had other asset categories that they liked. We think the risk-reward tradeoff is good here. We'd like to double and triple the business over the next three, four, five years.

Mr. Michael Perito: Okay. And then just lastly, on your comment on not expecting to close any branches, I was curious if you could maybe just take that one layer deeper and, one, give us an update on kind of the branch traffic that you've seen over the last six months year-on-year, maybe, or just approximates is fine, and then, two, if you could maybe just rehash any recent or somewhat recent investments you're making digitally or behind the scenes that you think could be critical to the growth of the company going forward?

Mr. Chuck Sulerzyski: Well, we have actively made investments in digital over the last several years, so I think we're in a good position. We're not playing catch-up. If you're a client of ours, you can open up a mortgage on a smartphone. You can get your investment balances. You can get your insurance policies. We're not backward. And we feel fairly proud of our capabilities on that front.

In terms of branches, we have 76 branches today and we've closed 26 branches in the last 10 years. That tells you that we've been actively managing the network. And we are very optimistic that we're going to be the beneficiary of meaningful business from branch closures that are happening in our footprint. So we look at the branch situation regularly. We've probably closed two or three branches a year now for a decade. We never like to close them; we'd prefer to open than close them. But if we're going to close, for us to close 10% or 20% of our branches, we'd be exiting towns. Our branches are not huge. I think the rule of thumb in the industry is you save $250,000 to $300,000 if you close a branch. Frankly, on the ones that we've closed, we're lucky to save half that amount. So we'd rather be in the market. We'd rather be a part of the community. And we'd rather leverage those relationships into meaningful business opportunities.

Operator: Our next question comes from Russell Gunther with D.A. Davidson.

Mr. Russell Gunther: A quick follow-up on the premium finance portfolio: So just to start, could you remind us of where the balances are today and what the yield on that portfolio is?

Mr. Chuck Sulerzyski: When we got it in the beginning of July, the balances were about $87 million, and now they're about $104 million. The yield is a little over 6%.

Mr. Russell Gunther: Okay. And then -- thanks, Chuck. And then the appetite to double or triple, is the market opportunity there to be able to execute on that? Could we see those balances in the plus-$200-million mark by the end of the next year?

Mr. Chuck Sulerzyski: Not by the end of next year. We'll be adding salespeople, but you'll see very respectable growth in the course of the next 12 months.

Mr. Russell Gunther: Okay, got it. Thanks, Chuck. And then a follow-up on the expense conversation: So you mentioned the opportunity for additional efficiencies. Can you help put a finer point on where that could be? Because it sounds like the branch network rationalizations is exhausted, the management positions have been eliminated and there are some savings there, so where could that kind of next leg come from? Is that vendor management or perhaps some other opportunities?

Mr. Chuck Sulerzyski: Well, 55% of the expense is labor. And so it's pretty hard to have any meaningful cost savings without it involving labor. You have your systems costs, your facilities costs, et cetera. We'll continue to look at efficiencies. We'll continue to look at processes. And we continue to look at vendor relationships. But it's primarily going to come down to doing more with less.

Mr. Russell Gunther: Okay, got it. And then last question from me is a follow-up on the margin. So I hear you about some incremental compression into the fourth quarter. Could you talk just about what the opportunity on the funding side is to lower an already low cost of deposits? And is the fourth quarter likely to represent a trough in your margin or do you see continued compression into '21?

Ms. Katie Bailey: Yes, on the deposits, or on the funding side, I don't think there's much room left there. Our deposit rates are pretty low. On the fourth quarter, like I said, minimal compression, but some. And then into next year, we'll have slight compression into next year, but nothing meaningful like we've seen in the second and third quarter, or second quarter.

Operator: [Operator Instructions] Our next question comes from Joe Plevelich with Boenning & Scattergood.

Mr. Joseph Plevelich: A couple quick questions: One, just -- I think you mentioned, excluding the specific reserve, that based on Moody's forecast, you didn't -- you would not have had to further build reserves in the third quarter. My question: Do you think you'll see criticized and classified assets continue to trend higher here in the fourth quarter? And do you anticipate a further reserve build in the fourth quarter?

Mr. Chuck Sulerzyski: I think you'll probably see some minor continued deterioration as you go through the fourth quarter. I don't think it'll be anything significant, and I think as it relates to reserves, I think it'll be more driven by what happens with the Moody forecast than anything else.

Mr. Joseph Plevelich: Got it. And then on a core expense base, a lot of moving parts, and then there's the PPP component that I think might positively impact expenses. Just trying to get my arms around, as you think about the fourth quarter or into next year, what a good kind of core expense quarterly run rate is?

Mr. Chuck Sulerzyski: We've got to refrain from providing guidance, or we're supposed to be refraining from providing guidance until we get through this. What I would tell you is, I think we said we'd take a couple million bucks off the run rate from the moves that we've made. If you took the current quarter and took a half million bucks of that, that might be not a bad place to start.

Mr. Joseph Plevelich: Okay, thanks. And then any thoughts about loan growth for next year?

Mr. Chuck Sulerzyski: It would be a good thing. I would say the consumer, to me, is a wild card. I just cannot believe the third quarter. I mean, we -- our previous biggest month ever was $25 million, and we had a $36-million month and a $47-million month in indirect lending, and that just shocked me, that people in the midst of this pandemic are going out and buying cars. So let's say -- let's hope the consumer stays bullish both on the indirect and the mortgage.

On the commercial side, I would like to believe that our line utilization will slowly return to normal, so that should give us some growth. But there's so much uncertainty out there that I think businesses are hesitating and trying to figure out what's going on, both the uncertainty from COVID, the -- we had, prior to COVID, some stops and starts related to tariffs and things of that nature, so I'm not optimistic that we're going to see a lot of commercial growth in the next year. For planning purposes, we're thinking low single digits.

We are hoping to, as we mentioned in the script, we're a little bit more optimistic on the fourth quarter.

Operator: Our next question is a follow-up from Steve Moss with B. Riley Securities.

Mr. Steve Moss: Just one follow-up for me here. I apologize if I missed it. Curious as to what level of PPP forgiveness applications have you guys submitted? And kind of just trends for you guys there?

Mr. Chuck Sulerzyski: Thought you never would ask. I've got the answer here somewhere. I may have to get my lifeline out. This is the amount of loans that are less than $50 million. Do you have -- you sent it to me. I can't put my hands on it. Got it somewhere.

Ms. Katie Bailey: We've received requests for forgiveness from the clients of about 15% to 20%.

Mr. Steve Moss: Okay.

Mr. Chuck Sulerzyski: Okay, we've submitted $52.2 million, 11.1%, and we've sent links to customers for an aggregate amount of $357 million. And I should have been sharper on my answer.

Mr. Steve Moss: Okay. So $357 million in terms of sending out paperwork to clients, if I heard you correctly, Chuck?

Mr. Chuck Sulerzyski: Yes. But only $52 million to the SBA.

Operator: At this time there are no further questions. Sir, do you have any closing remarks?

Mr. Chuck Sulerzyski: Yes. Just -- I don't know if Mike's still on the line. Mike, I didn't answer your question about branch transaction volume. In the month of September, they were 13% less than the prior year. And our transaction volumes, the best month we've had have been 7% less, almost all the way back. So it's been between 7% and 13% the last few months.

Thank you, guys, for being with us today. This concludes our commentary. Remember that the earnings release and the webcast of this call will be archived at peoplesbancorp.com under the Investor Relations subsection. Again, I want to wish everybody good health, thanks for your time, and have a good day.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

END